Exhibit 11 - Computation of Earnings Per Share

      Earnings Per Share (EPS), presented below is the calculation of basic and diluted EPS for the Company for the three months ended March 31, 1999 and 1998.

                                                 1999                   1998
                                               ---------             ---------
Net Income                                    $4,209,559            $3,687,453
Less: minority interest                            1,856                 1,856
                                              ----------            ----------
Net income available to
common shareholders                           $4,207,703            $3,685,597

Weighted average shares
outstanding                                    9,707,152             9,678,634

Plus: effect of stock options
as dilutive securities                            90,689               206,331
                                              ----------            ----------
Adjusted weighted average shares
assuming dilution                              9,797,841             9,884,965

EPS - Basic                                   $     0.43            $      .38
EPS - Diluted                                 $     0.43            $      .37
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